Exhibit 99.1
Page 1 Biogen Idec Reports First Quarter 2008 Results

Media Contact:
Naomi Aoki
Director, Public Affairs
Biogen Idec
Tel: (617) 914-6524
Investment Community Contact:
Keith Regnante
Director, Investor Relations
Biogen Idec
Tel: (617) 679-2812
FOR IMMEDIATE RELEASE
Biogen Idec Reports First Quarter 2008 Results
— 32% Revenue Growth —
Cambridge, MA, April 23, 2008 — Biogen Idec Inc. (NASDAQ: BIIB), a global biotechnology leader in the discovery, development, manufacturing, and commercialization of innovative therapies, today reported its first quarter 2008 results.
First Quarter 2008 Highlights:
•	First quarter revenues were $942 million, an increase of 32% from $716 million in the first quarter of 2007, driven primarily by AVONEX® (interferon beta-1a) sales up 19% to $536 million, TYSABRI® (natalizumab) sales up 283% to $115 million, and RITUXAN® (rituximab) revenues from the unconsolidated joint business arrangement up 19% to $247 million.
•	On a reported basis, calculated in accordance with accounting principles generally accepted in the U.S. (GAAP), first quarter 2008 diluted earnings per share (EPS) were $0.54, an increase of 42% from $0.38 in the first quarter of 2007. GAAP net income for the quarter was $163 million, an increase of 23% from $132 million in the prior year.
•	First quarter 2008 non-GAAP diluted EPS were $0.83, an increase of 41% from $0.59 in the first quarter of 2007. Non-GAAP net income for the first quarter was $250 million, an increase of 24% from $202 million in the first quarter of 2007. These non-GAAP results exclude purchase accounting and merger-related accounting impacts, stock option expense, and other items.

Page 2 Biogen Idec Reports First Quarter 2008 Results
•	Global in-market net sales of TYSABRI® (natalizumab) in the first quarter of 2008 were $160 million. Based on our collaboration structure with Elan, Biogen Idec recognized revenue of $115 million related to TYSABRI in the first quarter of 2008.
“Biogen Idec delivered record revenues and outstanding financial results in the first quarter, as we more than tripled TYSABRI sales compared to the same period last year and our core products AVONEX and RITUXAN continued to generate strong sales,” said James Mullen, Biogen Idec’s Chief Executive Officer. “Given the strong momentum underway and the key data readouts expected this year, the prospects for the company have never been better.”
Financial Performance
On a reported basis, calculated in accordance with GAAP, Biogen Idec reported net income of $163 million (or diluted EPS of $0.54) in the first quarter of 2008.
On a non-GAAP basis, Biogen Idec reported net income of $250 million in the first quarter of 2008. Non-GAAP diluted EPS were $0.83 for the first quarter of 2008.
The reconciling items between GAAP net income and GAAP diluted EPS and non-GAAP net income and non-GAAP diluted EPS in the first quarter, as itemized in Table 3 within this press release, were primarily as follows:
•	Pre-tax charges of $75 million for the amortization of intangibles relating to the 2003 Biogen and Idec merger and the acquisitions of Conforma, Fumapharm, and Syntonix;
•	Pre-tax in-process research & development charge of $25 million related to the contingent consideration payment associated with the Conforma acquisition;
•	Pre-tax share-based compensation expense under SFAS No. 123R of $6 million; and
•	Tax effect of $18 million relating to the pre-tax items listed above.
Revenue Performance
Revenues from AVONEX, one of Biogen Idec’s therapies for patients with relapsing forms of multiple sclerosis (MS), increased 19% in the first quarter to $536 million. U.S. sales increased 14% to $308 million and international sales increased 27% to $228 million.
Revenues for the first quarter of 2008 included $247 million from Biogen Idec’s joint business arrangement related to RITUXAN, a treatment for certain B-cell non-Hodgkin’s lymphomas (NHL) and rheumatoid arthritis (RA) that Biogen Idec co-promotes in the U.S. with Genentech, Inc. All U.S. sales of RITUXAN are recognized by Genentech, and Biogen Idec records its share of the pretax co-promotion profits. As reported by Genentech, U.S. net sales of RITUXAN were $605 million in the first quarter, as compared to $535 million in the first quarter of 2007.
During the first quarter of 2008, Biogen Idec recognized revenue of $115 million related to TYSABRI. This amount is comprised of:

Page 3 Biogen Idec Reports First Quarter 2008 Results
•	$41 million related to product sold through Elan in the U.S. (based on $86 million of in-market sales); and
•	$73 million related to product sold by Biogen Idec in Europe.
As of the end of March 2008, approximately 26,000 patients were on commercial and clinical TYSABRI therapy worldwide. According to data available as of the end of March 2008:
•	In the U.S., approximately 15,300 patients were on TYSABRI therapy commercially and approximately 2,750 physicians have prescribed the therapy;
•	Outside of the U.S., more than 10,200 patients were on TYSABRI therapy commercially;
•	In global clinical trials, more than 600 patients were on TYSABRI therapy; and
•	There have been no cases of PML since re-launch in the US and launch internationally in July 2006.
Cumulatively, in the combined clinical trial and post-marketing settings:
•	More than 36,700 patients have been treated with TYSABRI; and
•	Of those patients, over 9,900 have received at least one year of TYSABRI therapy and more than 3,600 patients have been on therapy for 18 months or longer.
Revenues from other products in the first quarter of 2008 were $14 million (compared to Q1 2007: $6 million). Current revenues include sales of FUMADERM® (fumaric acid esters) and ZEVALIN® (ibritumomab tiuxetan), which was sold to Cell Therapeutics in the fourth quarter of 2007.
Table 4 provides individual product revenues.
Royalties were $24 million and $23 million in the first quarter 2008 and 2007, respectively.
Share Repurchase Program
Biogen Idec repurchased 4,028,196 shares in the first quarter of 2008 under the 20 million share repurchase program authorized by Biogen Idec’s Board of Directors in October 2006.
Financial Guidance
Following its strong performance, Biogen Idec raised its 2008 financial guidance:
•	Total revenue growth of approximately 20% over 2007 as TYSABRI market penetration continues;

•	Operating margins similar to previous guidance, and total non-GAAP R&D and SG&A expenses to be in the range of $2 billion;

•	Non-GAAP tax rate expected to be 28%-30%. The difference between the GAAP and non-GAAP tax rate is a result of the cumulative effects of the reconciliations discussed below.

Page 4 Biogen Idec Reports First Quarter 2008 Results
•	Non-GAAP diluted EPS in the range of $3.25-$3.45 representing growth consistent with the Company’s stated goal of achieving 20% non-GAAP EPS compound annual growth through 2010.

•	GAAP diluted EPS in the range of $2.28-$2.48.

•	In order to reconcile the 2008 GAAP and non-GAAP EPS guidance, we have excluded the following items from non-GAAP diluted EPS guidance provided above:
o	Purchase accounting charges, including amortization of acquired intangible assets and IPR&D, are estimated to be $340 million pre-tax, or approximately $0.92 per diluted share after-tax, for already completed transactions;

o	Stock option expense due to SFAS 123R in 2008 is estimated to be approximately $20 million pre-tax (including approximately $4 million in R&D and approximately $16 million in SG&A), or approximately $0.05 per diluted share after-tax.
Since the Company cannot predict with certainty the nature or the amount of non-operating or unusual charges for 2008, we have made no assumptions regarding other such charges in this GAAP guidance. The Company may incur charges or realize gains in 2008 that could cause actual results to vary from this guidance.
Recent Highlights
•	On February 14, 2008, Biogen Idec and Cardiokine, Inc. announced the initiation of a Phase III multi-center, randomized, placebo controlled, double-blind study of lixivaptan for congestive heart failure patients who suffer from hyponatremia, which is an electrolyte disturbance marked by low sodium levels in the blood. The trial will compare treatment with lixivaptan to placebo in approximately 650 patients in the U.S. and Europe. The primary endpoint of the study is to evaluate the safety and effectiveness of lixivaptan, when compared to placebo, in increasing serum sodium from baseline in heart failure patients with hyponatremia.

•	On February 29, 2008, Biogen Idec Inc priced a public offering of $1.0 billion principal amount of senior unsecured notes. The offering of senior unsecured notes included $450 million in aggregate principal amount of 6.0% notes due 2013 and $550 million in aggregate principal amount of 6.875% notes due 2018. The sale of the notes closed on March 4, 2008.

•	On March 24, 2008, Biogen Idec, in collaboration with scientists at the University of Arizona and Tufts University, reported in the April issue of the journal Nature Neuroscience that in preclinical studies, injections of the protein neublastin promoted the regeneration of damaged sensory nerve cells and produced virtually complete, long-term restoration of sensory and motor function. These studies suggest neublastin has potential for further development as a treatment for traumatic nerve injury.

Page 5 Biogen Idec Reports First Quarter 2008 Results
•	On April 15, 2008, Biogen Idec announced that 17 company-sponsored plenary sessions, platform presentations, and poster presentations were presented at the 60th Annual Meeting of the American Academy of Neurology. These presentations covered four compounds that are marketed or currently in development by Biogen Idec and its partners for the treatment of multiple sclerosis (MS). They included two approved therapies for MS; TYSABRI® (natalizumab) and AVONEX® (Interferon beta-1a); and two additional agents in development; BG-12 (dimethyl fumarate) and daclizumab.

•	On April 15, 2008, Biogen Idec and Elan announced new data on the global utilization, safety and overall patient exposure of TYSABRI® (natalizumab). As of the end of March 2008, approximately 26,000 patients were on commercial and clinical therapy worldwide with no cases of progressive multifocal leukoencephalopathy (PML) reported since re-launch in the U.S. and launch internationally in July 2006. Growth in global utilization plus increasing confidence in the favorable benefit-risk profile of TYSABRI indicate the companies are making great progress toward the goal of 100,000 patients on therapy by year-end 2010

•	On April 16, 2008, Biogen Idec and Elan announced additional findings from the PLEX study which showed that plasma exchange accelerates the removal of TYSABRI® (natalizumab) from blood serum in patients and may help improve central nervous system immune response based on an in vitro model. Plasma exchange is one of several research efforts the companies have underway to learn more about potential interventions or treatments for progressive multifocal leukoencephalopathy (PML).

•	On April 17, 2008, the Board of Directors announced its nominees for election at the 2008 Annual Meeting of shareholders. The Board of Directors has nominated Cecil B. Pickett, Ph.D., Lynn Schenk and Phillip A. Sharp, Ph.D., for re-election as directors of Biogen Idec. These three individuals have a proven track record of creating value for all Biogen Idec shareholders. In addition, the Board has nominated Stelios Papadopoulos, Ph.D., for election as a director of the Company. The Board noted that all four of these highly regarded and accomplished individuals are committed to building on the Company’s strong record of growth and delivering significant value to shareholders.
Use of Non-GAAP Financial Measures
Our “non-GAAP net income” and “non-GAAP diluted EPS” financial measures are defined as reported, or GAAP, net income and diluted EPS excluding, for the reasons discussed below, (1) purchase accounting and merger-related adjustments, (2) stock option expense and (3) other items. We believe it is important to share these non-GAAP financial measures with shareholders as they: better represent the ongoing economics of the business, reflect how we manage the business internally and set operational goals, and form the basis of our management incentive programs. Accordingly, we believe investors’ understanding of the Company’s financial performance is enhanced as a result of our disclosing these non-GAAP financial measures. Non-GAAP net income and

Page 6 Biogen Idec Reports First Quarter 2008 Results
diluted EPS should not be viewed in isolation or as a substitute for reported, or GAAP, net income and diluted EPS.
Purchase accounting and merger-related adjustments – Non-GAAP net income and diluted EPS exclude certain purchase accounting impacts such as those related to our 2003 merger with Biogen, Inc. (the “Merger”), the acquisitions of Fumapharm AG, Conforma Therapeutics and Syntonix Pharmaceuticals, and the consolidation of Cardiokine and Neurimmune. These include charges for in-process research and development and the incremental charges related to the amortization of the acquired intangible assets. Excluding these charges allows management and investors an alternative view of our financial results “as if” the acquired intangible assets had been developed internally rather than acquired and, therefore, provides a supplemental measure of performance in which the Company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property.
Stock option expense – Non-GAAP net income and diluted EPS exclude the impact of our stock option expense recorded in accordance with SFAS 123R. We believe that excluding the impact of expensing stock options better reflects the recurring economic characteristics of our business. We do include the P&L impact of restricted stock awards and cash incentives in our non-GAAP results.
Other items – Non-GAAP net income and diluted EPS exclude other unusual or non-recurring items that are evaluated on an individual basis. Our evaluation of whether to exclude an item for purposes of determining our non-GAAP financial measures considers both the quantitative and qualitative aspects of the item, including, among other things (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis.
The Company has reconciled the GAAP net income and diluted EPS for the three-month periods ended March 31, 2008 and 2007 to the non-GAAP measures of net income and diluted EPS in Table 3 of this press release.
Conference Call and Webcast
The Company’s earnings conference call for the first quarter will be broadcast via the internet at 8:30 a.m. ET on April 23, 2008, and will be accessible through the investor relations section of Biogen Idec’s homepage, http://www.biogenidec.com. Supplemental information in the form of a slide presentation will also be accessible at the same location on the internet at the time of the earnings conference call and will be available on our web site subsequently through May 31, 2008.
About Biogen Idec
Biogen Idec creates new standards of care in therapeutic areas with high unmet medical needs. Founded in 1978, Biogen Idec is a global leader in the discovery, development, manufacturing, and commercialization of innovative therapies. Patients in more than 90 countries benefit from Biogen Idec’s significant products that address diseases such as lymphoma, multiple sclerosis, and rheumatoid arthritis. For product labeling, press

Page 7 Biogen Idec Reports First Quarter 2008 Results
releases and additional information about the company, please visit www.biogenidec.com.
Safe Harbor
This press release contains forward-looking statements, which appear under the heading “Financial Guidance” and “Recent Highlights” above and in the comments from James Mullen, our CEO. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from that which we expect. Important factors that could cause our actual results to differ include our continued dependence on our two principal products, AVONEX and RITUXAN, the uncertainty of success in commercializing other products including TYSABRI, the occurrence of adverse safety events with our products, the consequences of the nomination of directors for election to our Board by an activist shareholder, the failure to execute our growth strategy successfully or to compete effectively in our markets, our dependence on collaborations over which we may not always have full control, possible adverse impact of government regulation and changes in the availability of reimbursement for our products, problems with our manufacturing processes and our reliance on third parties, fluctuations in our operating results, our ability to protect our intellectual property rights and the cost of doing so, the risks of doing business internationally and the other risks and uncertainties that are described in Item 1.A. Risk Factors in our reports on Form 10-K and Form 10-Q and in other periodic and current reports we file with the SEC. These forward-looking statements speak only as of the date of this press release, and we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.
Important Information
Biogen Idec and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Biogen Idec in connection with the Company’s 2008 annual meeting of stockholders. On April 18, 2008, Biogen Idec filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) and will file a definitive proxy statement and other materials concerning the proposals to be presented at the Company’s 2008 annual meeting. Information concerning the interests of participants in the solicitation of proxies is included in the proxy statement. THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION ABOUT BIOGEN IDEC AND THE 2008 ANNUAL MEETING OF STOCKHOLDERS. Biogen Idec’s stockholders are advised to read carefully the proxy statement, and any amendments or supplements thereto, and other materials filed by Biogen Idec in connection with the Company’s 2008 annual meeting of stockholders, when available, before making any voting or investment decision. The Company’s proxy statement and other materials, as well as the annual, quarterly and special reports filed with the SEC, when available, can be obtained free of charge at the SEC’s web site at www.sec.gov or from Biogen Idec at www.biogenidec.com. The Company’s definitive proxy statement and other materials will also be available for free by writing to Biogen Idec Inc., 14 Cambridge Center, Cambridge, MA 02142 or by contacting our proxy solicitor, Innisfree M&A

Page 8 Biogen Idec Reports First Quarter 2008 Results
Incorporated, by toll-free telephone at (877) 750-5836 or by e-mail at info@innisfreema.com.

TABLE 1
Biogen Idec Inc.
March 31, 2008
Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2008	2007
REVENUES
Product	$665,070	$484,388
Unconsolidated joint business	247,223	207,164
Royalties	23,981	22,987
Corporate partner	5,912	1,371

Total revenues	942,186	715,910

COST AND EXPENSES
Cost of sales	100,934	81,950
Research and development	258,232	191,449
Selling, general and administrative	215,829	188,061
Amortization of acquired intangible assets	74,781	59,920
Collaboration profit (loss) sharing	21,406	(5,567)
Acquired in-process research and development	25,000	18,405

Total cost and expenses	696,182	534,218

Income from operations	246,004	181,692
Other income, net	370	21,702

INCOME BEFORE INCOME TAXES	246,374	203,394
Income taxes	83,277	71,893

NET INCOME	$163,097	$131,501

BASIC EARNINGS PER SHARE	$0.55	$0.39

DILUTED EARNINGS PER SHARE	$0.54	$0.38

SHARES USED IN CALCULATING:
BASIC EARNINGS PER SHARE	296,171	340,310

DILUTED EARNINGS PER SHARE	299,500	344,058

TABLE 2
Biogen Idec Inc.
March 31, 2008
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31,	December 31,
	2008	2007
ASSETS
Cash, cash equivalents and marketable securities	$845,418	$979,070
Cash collateral received for loaned securities	124,693	208,209
Accounts receivable, net	451,480	392,646
Loaned securities	140,981	204,433
Inventory	237,172	233,987
Other current assets	340,731	350,062

Total current assets	2,140,475	2,368,407

Marketable securities	674,529	932,271
Property and equipment, net	1,581,664	1,497,383
Intangible assets, net	2,421,255	2,492,354
Goodwill	1,140,190	1,137,372
Investments and other assets	212,540	201,028

TOTAL ASSETS	$8,170,653	$8,628,815

LIABILITIES AND SHAREHOLDERS’ EQUITY
Collateral payable on loaned securities	$124,693	$208,209
Short-term debt	12,841	1,511,135
Other current liabilities	569,638	469,831
Long-term deferred tax liability	523,392	521,525
Long-term debt	1,060,448	51,843
Other long-term liabilities	346,933	331,977
Shareholders’ equity	5,532,708	5,534,295

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$8,170,653	$8,628,815

TABLE 3
Biogen Idec Inc.
March 31, 2008
Condensed Consolidated Statements of Income — Non-GAAP
(in millions, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
EARNINGS PER SHARE	2008	2007
GAAP earnings per share — Diluted	$0.54	$0.38
Adjustment to net income (as detailed below)	0.29	0.21

Non-GAAP earnings per share — Diluted	$0.83	$0.59

An itemized reconciliation between net income on a GAAP basis and net income on a non-GAAP basis is as follows:

GAAP net income	$163.1	$131.5
Adjustments:
R&D: Stock option expense	2.7	3.0
R&D: FIN 46 consolidations of Cardiokine and Neurimmune	0.8	—
SG&A: Restructuring	—	0.1
SG&A: Stock option expense	3.1	6.1
Amortization of acquired intangible assets	74.8	59.9
In-process research and development related to the contingent consideration payment in 2008 associated with Conforma acquisition and the acquisition of Syntonix in 2007	25.0	18.4
Other income, net: FIN 46 consolidations of Cardiokine and Neurimmune	(0.8)	—
Income taxes: Income tax effect of reconciling items	(18.4)	(16.6)

Non-GAAP net income	$250.3	$202.4

TABLE 4
Biogen Idec Inc.
March 31, 2008
Product Revenues
(in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2008	2007
PRODUCT REVENUES
Avonex®	$536,109	$448,809
Tysabri®	114,663	29,760
Amevive®	139	216
Zevalin®	2,445	5,603
Fumaderm®	11,714	—

Total product revenues	$665,070	$484,388